EXHIBIT 99.1

Contact:	Scott Meyerhoff
Goldleaf Financial Solutions, Inc.
678-728-4464
Goldleaf Announces Second Quarter Results; Achieves Revenue Growth of 48%
Brentwood, Tenn. (August 15, 2006) — Goldleaf Financial Solutions, Inc. (NASDAQ:GFSI), a leading provider of a suite of technology-based products and services to community financial institutions, today reported financial results for the three and six months ended June 30, 2006.
Revenues for the quarter ended June 30, 2006, increased 48.4 percent to $14.1 million from $9.5 million in the second quarter of 2005. Operating income totaled $701,000 for the second quarter of 2006 compared with $1.2 million for the second quarter of 2005. Operating income in the second quarter of 2006 reflects a charge of $180,000 for stock compensation expense and approximately $74,000 of expenses related to the Company’s name change. Net loss available to common shareholders after preferred dividends totaled $(695,000), or $(0.04) per diluted share, in the second quarter of 2006, versus net income available to common shareholders after preferred dividends of $125,000, or $0.01 per diluted share, in the second quarter of 2005.
For the six months ended June 30, 2006, revenues increased 45.0 percent to $27.1 million from $18.7 million for the same period of 2005. Operating income totaled $1.1 million for the six months ended June 30, 2006, compared with $1.9 million for the first six months of 2005. Net loss available to common shareholders after preferred dividends totaled $(1.4) million, or $(0.09) per diluted share, for the six months ended June 30, 2006, versus $(36,000), or $(0.00) per diluted share for the same period of 2005.
EBITDA increased 10.6 percent to $1.9 million for the second quarter of 2006 from $1.7 million in the second quarter of 2005 and increased 12.2 percent to $3.3 million for the first six months of 2006 from $2.9 million for the first six months of 2005. Additionally, organic revenue growth for the second quarter of 2006 totaled 10.6 percent. See page 4 for a reconciliation of GAAP and non-GAAP results. EBITDA is a non-GAAP financial measurement calculated as earnings before interest, taxes, depreciation and amortization.
Goldleaf CEO Lynn Boggs, said, “We continued to see strong demand in the financial industry for Goldleaf’s technology-based products and services in the second quarter, as demonstrated by total revenue increasing by 48 percent over the same period in 2005 and an organic growth rate of approximately 10% in both the first and second quarters of 2006. For the second half of 2006, we look to continue our growth trajectory. Our mission remains to provide financial institutions with focused innovative solutions that enable them to compete more effectively, provide superior service and improve operational efficiency.”
2006 Business Outlook
The following is forward-looking and the actual results may differ materially. The Company’s outlook includes the effect of all acquisitions completed to date. Further, this outlook does not give effect to any additional potential mergers or acquisitions that may be consummated.
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GFSI Reports Second Quarter 2006 Results

August 15, 2006
The Company reaffirms its outlook for 2006 and expects to achieve revenues for the full year 2006 in a range of $56.0 million to $59.0 million, achieve EBITDA for the full year 2006 in a range of $7.5 million to $8.8 million and expects organic revenue growth for the full year 2006 in a range of 9 percent to 12 percent. In its earnings release for the quarter ended March 31, 2006, the Company stated that the EBITDA range for the full year 2006 would be between $8.2 and $9.5 million. In calculating this EBITDA range, however, the Company added approximately $750,000 in non-cash stock compensation expense to obtain the stated EBITDA amounts. To be consistent with the method used to calculate EBITDA in its more recent SEC filings, Goldleaf did not add the estimated $750,000 in non-cash stock compensation expense to obtain its full year EBITDA projections of $7.5 million to $8.8 million.
Goldleaf will not be hosting a conference call to discuss its 2006-second quarter results.
About Goldleaf Financial Solutions, Inc.
Goldleaf Financial Solutions, Inc. offers a comprehensive package of advanced technology-based solutions specifically designed for community financial institutions. Goldleaf’s solutions include core data processing, item processing and check imaging, ACH origination and processing, remote check capture and deposit processing, accounts receivable financing solutions, teller automation systems, turn-key leasing solutions, financial institution website design and hosting, and retail inventory management. Goldleaf believes its suite of products and services allows financial institutions and their small- to medium-sized business customers to compete more effectively in today’s aggressive financial services marketplace, to grow their trusted financial relationships and to enhance their profitability through the efficient use of technology and an expanded community presence.
For more information about Goldleaf Financial Solutions, or its line of products for financial institutions, please visit www.goldleaf.com.
Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including, without limitation, risks and uncertainties associated with the Company’s ability to achieve anticipated financial performance, achieve its growth plans or enable its clients and their customers to improve their performance. These risks and uncertainties are in addition to other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the section entitled “Risk Factors” in its annual report on Form 10-K for the year ended December 31, 2005, as amended. The Company cautions investors that any forward-looking statements made by the Company are not necessarily indicative of future performance. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.
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GFSI Reports Second Quarter 2006 Results

August 15, 2006
GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30		June 30
(in thousands, except per share data)	2006	2005	2006	2005
REVENUES:
Financial institution service fees	$11,308	$7,215	$21,520	$14,175
Retail inventory management services	2,028	2,193	4,123	4,395
Other products and services	762	93	1,486	130

Total revenues	14,098	9,501	27,129	18,700

COST OF REVENUES:
Financial institution service fees	2,338	627	3,812	1,168
Retail inventory management services	236	238	483	525

Gross profit	11,524	8,636	22,834	17,007

OPERATING EXPENSES:
General and administrative	4,898	2,820	9,911	5,974
Selling and marketing	4,914	4,497	9,974	8,872
Research and development	360	60	607	128
Amortization	636	82	1,099	163
Other operating (income) expense, net	15	19	124	19

Total operating expenses	10,823	7,478	21,715	15,156

OPERATING INCOME	701	1,158	1,119	1,851
INTEREST EXPENSE, NET	(917)	(70)	(1,572)	(140)

INCOME (LOSS) BEFORE INCOME TAXES	(216)	1,088	(453)	1,711
Income tax provision (benefit)	(86)	423	(177)	667

NET INCOME (LOSS)	(130)	665	(276)	1,044
Preferred stock dividends	565	540	1,118	1,080

NET LOSS AVAILABLE TO COMMON SHAREHOLDERS	$(695)	$125	$(1,394)	$(36)

LOSS PER SHARE:
Basic	$(0.04)	$0.01	$(0.09)	$(0.00)

Diluted	$(0.04)	$0.01	$(0.09)	$(0.00)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	15,812	14,662	15,770	14,618

Diluted	15,812	14,954	15,770	14,618

	As of
	June 30,	Dec. 31,
(in thousands)	2006	2005
Balance Sheet Highlights:
Cash and Cash equivalents	$710	$137
Working capital (deficit)	(9,756)	2,249
Total assets	74,583	36,557
Long-term debt, net of current portion and net of discount of $1,491 at December 31, 2005	9,750	8,509
Capital lease obligations, net of current portion	1,165	—
Non-recourse lease notes payable, net of current portion	3,768	4,056
Series C redeemable preferred stock, net of discount of $1,340	8,660	—
Stockholders’ equity	17,284	16,853
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GFSI Reports Second Quarter 2006 Results

August 15, 2006
GOLDLEAF FINANCIAL SOLUTIONS, INC.
RECONCILIATION OF REPORTED NET LOSS (INCOME) TO EBITDA
EBITDA is a non-GAAP financial measure. GAAP means generally accepted accounting principles in the United States. EBITDA is defined as GAAP net income plus interest expense, income taxes, depreciation and amortization less interest earned. We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and because we believe it will help investors and analysts evaluate companies on a consistent basis, as well as enhance an understanding of our operating results. Our management uses EBITDA:
•	as a measurement of operating performance because it assists us in comparing our operating performance on a consistent basis, given that it removes the effect of items not directly resulting from our core operations;
•	for planning purposes, including the preparation of our internal annual operating budget and the calculation of our ability to borrow under our credit facility (with further adjustments as required under the terms of our credit facility);
•	to allocate resources to enhance the financial performance of our business;
•	to evaluate the effectiveness of our operational strategies; and
•	to evaluate our capacity to fund capital expenditures and expand our business.
Other companies may calculate EBITDA differently than we do. In addition, EBITDA:
•	does not represent net income or cash flows from operating activities as defined by GAAP;
•	is not necessarily indicative of cash available to fund our cash flow needs; and
•	should not be considered as an alternative to net income, income from operations, cash provided by operating activities or our other financial information as determined under GAAP.
Reconciliations of net (loss) income available to common shareholders to EBITDA are as follows:

	Three Months Ended		Six Months Ended
	June 30		June 30
(in thousands)	2006	2005	2006	2005
Net (loss) income	$(130)	$665	$(276)	$1,044
Add back (deduct):
Interest expense, net	917	70	1,572	140
(Benefit) provision for income taxes	(86)	423	(177)	667
Depreciation and amortization	1,174	538	2,151	1,063

EBITDA	$1,875	$1,696	$3,270	$2,914

NOTE: In calculating EBITDA, we do not add back non-cash stock compensation expense to net (loss) income. We recorded $180,000 and $340,000 in non-cash stock-based compensation expense for the three and six month periods ended June 30, 2006, respectively. We did not record any non-cash stock-based compensation expense for the comparable periods of 2005.
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